UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SANDISK CORPORATION

(Name of Registrant as Specified In Its Charter)

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SANDISK CORPORATION
601 McCarthy Boulevard
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on May 28, 2008 at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

1. To elect seven Directors of the Company (“Directors”) to serve for the ensuing year and until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Catherine P. Lego, Michael E. Marks and Dr. James D. Meindl.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.

3. To consider and vote on a stockholder proposal relating to majority voting for Directors, if properly presented at the Annual Meeting.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Board of Directors has unanimously approved proposals 1 and 2 above as described in the Proxy Statement and recommends that you vote “FOR” such proposals. The Board of Directors has unanimously rejected proposal 3 above as described in the Proxy Statement and recommends that you vote “AGAINST” such proposal.

Only stockholders of record at the close of business on March 31, 2008 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement. Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or on the Internet website at the website described on the Notice of Internet Availability of Proxy Materials that was mailed to you. Telephone and Internet voting are available. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Eli Harari
Chairman of the Board, Director
and Chief Executive Officer

Milpitas, California
April 11, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS MAILED TO YOU.

PROXY STATEMENT
GENERAL
INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT
VOTING RIGHTS
REVOCABILITY OF PROXIES
SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
NOMINEES
BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS
BOARD MEETINGS AND COMMITTEES
CONSIDERATION OF DIRECTOR NOMINEES
DIRECTOR COMPENSATION -- FISCAL 2007
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
FORM 10-K
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Program Objectives and Overview
Current Executive Compensation Program Elements
Stock Ownership Guidelines
Section 162(m) Policy
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE -- FISCAL 2006 and 2007
Compensation of Named Executive Officers
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN TRANSACTIONS AND RELATIONSHIPS
CERTAIN TRANSACTIONS
OTHER BUSINESS

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
SANDISK CORPORATION
TO BE HELD MAY 28, 2008

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of SanDisk Corporation, a Delaware corporation (the “Company,” “SanDisk,” “we” or “our”), of proxies to be voted at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 28, 2008, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on March 31, 2008 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035.

This Proxy Statement and the proxy card will be made available to stockholders entitled to vote at the Annual Meeting on or about April 11, 2008.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the new rules recently adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials and the Company’s Annual Report on Form 10-K (the “Proxy Materials”) over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide stockholders with instructions regarding how to:

•	View the Proxy Materials for the Annual Meeting on the Internet; and

•	Instruct the Company to send its future Proxy Materials to stockholders electronically by email.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive the future Proxy Materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates it.

VOTING RIGHTS

The close of business on March 31, 2008 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the record date, the Company had approximately 224,739,318 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 495 stockholders of record. Each holder of record at the close of business on March 31, 2008 is entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his, her or its intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (seven at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The seven candidates receiving the highest number of votes will be elected. The

Board is soliciting discretionary authority to vote proxies cumulatively in the event a stockholder gives notice of an intent to cumulate votes. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy. The proxy is solicited by the Board of Directors and, when the proxy card is properly completed and returned, or the proxy is granted by telephone or through the Internet, the proxy will be voted as directed by the stockholder. Stockholders are urged to specify their choices on the proxy card or by the telephone or through the Internet voting process. If you sign and return the proxy card, or grant your proxy by telephone or through the Internet, but do not vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

The affirmative vote of a plurality of the shares present or represented by proxy at the Annual Meeting and voting is required for the election of Directors of the Company (Proposal 1). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to approve the stockholder proposal regarding majority voting for Directors of the Company (Proposal 3). Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. Abstentions and broker non-votes are each included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions with respect to any matter other than the election of Directors of the Company (Proposal 1) will be treated as shares present or represented by proxy and entitled to vote on that matter and will thus have the same effect as negative votes. If shares are not voted by the bank, broker or other financial institution which is the record holder of the shares but which does not receive voting instructions from the beneficial owners of those shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares, or “broker non-votes,” are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained with respect to Proposals 2 and 3.

REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before the proxy holder’s exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

The Company’s Board of Directors is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile, or other means by Directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for these services. The Company has retained a proxy solicitation firm, The Altman Group, Inc., to aid it in the solicitation process. The Company will pay The Altman Group, Inc. a fee equal to $6,000 plus reasonable and customary expenses. Following the availability of the proxy materials and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward proxy materials and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In these cases, the Company, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2009 Annual Meeting must be received no later than December 12, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before February 25, 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The current Board of Directors consists of seven members with one vacancy. The Board of Directors has not nominated an individual to fill the vacancy. It is intended that the proxies will be voted for the seven nominees named below for election to the Company’s Board of Directors unless authority to vote for any such nominee is withheld. Each of the seven nominees is currently a Director of the Company and was elected to the Board of Directors by the stockholders at the last annual meeting. Each of the non-employee nominees is independent as defined under the SEC and applicable stock exchange rules. Directors elected to the Board of Directors will serve for the ensuing year and until their respective successors are duly elected and qualified. Each nominee has been recommended for nomination by the Nominating and Governance Committee, has been nominated by the Board of Directors for election and has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them “FOR” the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

NOMINEES

Set forth below is information regarding the nominees to the Board of Directors.

			First Elected/Appointed
	Position(s) with		As a
Name	the Company	Age	Director

Dr. Eli Harari(1)	Chairman of the Board, Director and Chief Executive Officer	62	1988
Irwin Federman(2)(3)	Vice Chairman of the Board and Lead Independent Director	72	1988
Steven J. Gomo(2)	Director	56	2005
Eddy W. Hartenstein(4)	Director	57	2005
Catherine P. Lego(2)(5)	Director	51	2004
Michael E. Marks(3)(4)	Director	57	2003
Dr. James D. Meindl(3)	Director	74	1989

(1)	Member of the Special Option Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Governance Committee.

(5)	Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board of Directors in May 2004.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Dr. Harari, the founder of SanDisk, has served as Chief Executive Officer and as a Director of SanDisk since June 1988. He was appointed Chairman of the Board in June 2006. Dr. Harari also served as President from June 1998 to June 2006. Dr. Harari founded Waferscale Integration, Inc., a privately held semiconductor company, in 1983 and was its President and Chief Executive Officer from 1983 to 1986, and Chairman and Chief Technical Officer from 1986 to 1988. From 1973 to 1983, Dr. Harari held various management positions with Honeywell Inc., Intel Corporation and Hughes Microelectronics Ltd. Dr. Harari holds a Ph.D. in Solid State Sciences from Princeton University and has more than 100 patents issued in the field of non-volatile memories and storage systems.

Mr. Federman has served as a Director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Inc., a semiconductor company, from 1978 to 1987. Prior to serving as President and Chief Executive Officer, Mr. Federman was the Chief Financial Officer of Monolithic Memories, Inc. Mr. Federman also serves as a director for Check Point Software Technologies Ltd., a security software company, Mellanox Technologies, Ltd., a semiconductor company, and various private corporations and charitable trusts. Mr. Federman holds a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University.

Mr. Gomo has served as a Director of the Company since December 2005. Mr. Gomo serves as Executive Vice President, Finance and Chief Financial Officer of Network Appliance, Inc. Prior to joining Network Appliance, Inc. in August 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, as Chief Financial Officer of Asera, Inc. from February 2000 to November 2000, and as Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various positions including finance, financial management, manufacturing and general management. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. Mr. Gomo was a director of Macromedia, Inc. from April 2004 to December 2005.

Mr. Hartenstein has served as a Director of the Company since November 2005. Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation from its formation in December 2005 through February 2008. Previously, Mr. Hartenstein served as Chairman and Chief Executive Officer of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2003, when News Corporation purchased a controlling interest in the company. He continued as vice chairman of The DIRECTV Group through 2004 when he retired. Mr. Hartenstein received a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona and he received an M.S. in Applied Mechanics from the California Institute of Technology. He is a member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002 and received an Emmy for lifetime achievement from the National Academy of Television Arts and Sciences in 2007. Mr. Hartenstein also serves as a director of XM Satellite Radio Holdings Inc., Thomson S.A. (Thomson Multimedia) and the City of Hope.

Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004. Ms. Lego has been a General Partner of The Photonics Fund, an early stage venture fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market since December 1999. She was a general partner at Oak Investment Partners from 1981 to 1992. Ms. Lego serves as a director and Chair of the Audit Committee for WJ Communications, Inc., a public semiconductor company in the wireless communications market. Ms. Lego also serves as a director and member of the Audit Committee for Lam Research Corporation, a provider of wafer fabrication equipment and services for the semiconductor industry. She also serves as a director and chairs the Audit Committee of StrataLight Communication, Inc., a private company which sells optical transport equipment. Ms. Lego received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. She has previously practiced as a Certified Public Accountant.

Mr. Marks has served as a Director of the Company since August 2003. Since March 2007, Mr. Marks has managed a private equity fund called Riverwood Capital, LLC (formerly Bigwood Capital) which invests in rapidly growing private companies in North America and in emerging markets. From August to November 2007, Mr. Marks held the position of interim Chief Executive Officer at Tesla Motors, Inc., a company producing electric sports cars.

Prior to Riverwood, Mr. Marks was a senior adviser of Kohlberg Kravis Roberts & Co., a private equity firm, from January 2007 to March 2007. From January 2006 until January 2007, Mr. Marks was a member of Kohlberg Kravis Roberts & Co. From January 1994 to January 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks served as a director of Flextronics from 1991 to January 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer on January 1, 2006 until his retirement from the Board of Flextronics in January 2008, and he previously served as Chairman of the Board of Flextronics from 1993 to January 2003. Since April 25, 2007, Mr. Marks has served as a director of Sun Microsystems, Inc. and, since August 1, 2007, as a member of its Audit Committee. Mr. Marks also serves as a director of Crocs, Inc., a designer, manufacturer and marketer of footwear for men, women and children, Schlumberger Limited, an oil services company, and The V Foundation for Cancer Research. Mr. Marks received a B.A. and an M.A. from Oberlin College and an M.B.A. from Harvard Business School.

Dr. Meindl has served as a Director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia, since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. While at Stanford University from 1967 to 1986, he was the John M. Fluke Professor of Electrical Engineering and Director of the Stanford Electronics Laboratory and the Center for Integrated Systems. Dr. Meindl serves as a director of Zoran Corporation, a leading provider of digital solutions-on-a-chip for applications in the consumer electronics and digital imaging markets. He received the 2006 IEEE Medal of Honor, the highest award presented by IEEE. Dr. Meindl holds a B.S., M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held five meetings and acted by unanimous written consent one time during fiscal 2007. During fiscal 2007, each member of the Board of Directors attended or participated in seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees on which such Director served during the past fiscal year or the portion thereof following such person’s appointment to one or more of those committees. There are no family relationships among executive officers or Directors of the Company. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Special Option Committee and a Secondary Executive Committee.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Any stockholder communications with the Board of Directors may be submitted either via postal mail or email.

Postal Mail

Postal mail submissions should be directed to the following address:

Board of Directors
c/o Investor Relations
SanDisk Corporation
601 McCarthy Boulevard
Milpitas, CA 95035

Email

Individuals may also communicate with the Board by submitting an email to the Company’s Board at BOD@sandisk.com. Email submitted to this email address will be relayed to all Directors.

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management Directors should be sent to the postal or email address above to the attention of the Chair of the Nominating and Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages attendance at its Annual Meeting of Stockholders by each incumbent Director and each nominee to the Board. All of the incumbent Directors members attended the Company’s 2007 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) held eight meetings during fiscal 2007. The Audit Committee, which consists of Directors Federman, Gomo and Lego, oversees on behalf of the Board of Directors the integrity of the Company’s financial statements, the appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the performance of the Company’s internal accounting, audit and financial controls. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting, or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board of Directors adopted and approved a revised written charter for the Audit Committee in March 2008 that reflects new AICPA standards on non-audit services. A copy of this charter is available on the Company’s website at www.sandisk.com. The Board of Directors has determined that each of the members of this Committee is an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined that each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) held five meetings during fiscal 2007. The Compensation Committee, which consists of Directors Federman, Marks and Meindl, establishes the general compensation policies of the Company and reviews and approves compensation of the executive officers of the Company. The Board of Directors adopted a charter for the Compensation Committee in February 2003, which was last amended in February 2007. A copy of this charter is available on the Company’s website at www.sandisk.com. The charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2007, the Compensation Committee consisted of three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, other executive officers;

•	evaluate the Chief Executive Officer’s performance (and, in consultation with the Chief Executive Officer, the other executive officers’ performance) in light of such goals and objectives;

•	set officers’ compensation levels based on such evaluation and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years;

•	review and approve significant employment agreements, separation and severance agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•	review and assist the Board in developing succession plans for executive officers in consultation with the Chief Executive Officer, other members of the Board and other appropriate management personnel;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors, committee chairs and committee members, consistent with any applicable requirements of the listing standards and applicable laws for independent directors and including consideration of cash and equity components;

•	develop and periodically assess the Compensation Committee’s compensation policies applicable to the Company’s executive officers and Directors, including the relationship of corporate performance to executive compensation, and periodically review the Company’s criteria and assess and make recommendations to the Board concerning the Company’s stock and incentive compensation plans, including the impact of stock compensation plans on stockholder value and the impact of dilution from the Company stock plans;

•	approve stock option grants and other equity-based or incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria to the plans of awards, and otherwise assist the Board in administering awards under these plans;

•	have sole authority to retain and terminate any compensation consulting firm used to evaluate executive or director compensation, including to approve the consulting firm’s fees and other retention terms;

•	timely review and approve the disclosures on executive compensation and prepare a report to the Board recommending that such disclosure be included in the Company’s annual proxy statement; and

•	perform any other activities consistent with the Compensation Committee charter, the bylaws and applicable listing standards and laws as the Compensation Committee or the Board considers appropriate.

Our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other Named Executive Officers (as defined below under “Compensation Discussion and Analysis”), in accordance with the Compensation Committee charter. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating these recommendations to the Compensation Committee. Our Chief Financial Officer provides financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers.

The Board has delegated concurrent authority to the Compensation Committee and the Special Option Committee to grant share-based awards (including stock options and stock units) to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 officers”). The Special Option Committee may not grant share-based awards to Directors. The Special Option Committee may consist of one or more directors, and currently consists of one director, Dr. Harari. The Special Option Committee took action by written consent 44 times during fiscal 2007. The Board has also delegated authority to the Secondary Executive Committee to grant stock options (but not stock units or other equity awards) to non-Section 16 officers and non-directors. The Secondary Executive Committee may be comprised of one or more officers of the Company, and is currently comprised of two officers, Sanjay Mehrotra, the Company’s President and Chief Operating Officer, and Judy Bruner, the Company’s Executive Vice President, Administration and Chief Financial Officer. Share-based awards to Section 16 officers are made by the Compensation Committee. The Secondary Executive Committee took action by written consent 26 times during fiscal 2007.

As indicated above, pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. The Board delegates to the Compensation Committee the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to its charter. If the Compensation Committee decides in its discretion to retain such a firm, the Board delegates to the Compensation Committee the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Company’s senior executive officers (including all of the Named Executive Officers). The Compensation Committee has not retained the services of a compensation consulting firm. From time to time, management has retained and consulted with its own outside advisors, including compensation consultants, to assist in analyzing the Company’s peer group and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) held three meetings during fiscal 2007 and met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board of Directors, as presented herein. The Nominating and Governance Committee consists of Directors Marks and Hartenstein. The Nominating and Governance Committee identifies, considers and recommends director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board’s criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board of Directors adopted a charter for the Nominating and Governance Committee in February 2003, which was last amended in February 2007. A copy of this charter is available on the Company’s website at www.sandisk.com. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder-Recommended Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for nominees for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating the recommended nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating and Governance Committee will consider recommendations for nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Chair of the Nominating and Governance Committee at the Company’s address. If the nominees are intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Directors to be voted on at the Company’s annual meeting of stockholders (“Annual Meeting Nominees”), the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting and such submission must also comply with the provisions for stockholder proposals set forth in the Company’s Bylaws. For all other vacancies, the written materials must be submitted at least 30 days prior to the time that the Nominating and Governance Committee meets to consider candidates for any vacancy. Stockholder nominees that are not Annual Meeting Nominees shall be considered if and when the Board determines to fill any vacancy on the Board.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, with respect to Annual Meeting Nominees, such person’s written consent to being named in the proxy statement as a nominee and, with respect to all nominees, such person’s written consent to serving as a Director if elected); (2) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company’s securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described below under “Director Qualifications”; (4) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the recommended nomination.

Any stockholder nominations recommended for consideration by the Nominating and Governance Committee should be addressed to:

Chair of the Nominating and Governance Committee
SanDisk Corporation
601 McCarthy Boulevard
Milpitas, CA 95035

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	Commitment to understand the Company and its business, industry and strategic objectives;

•	Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a Director of the Company;

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	Good health and ability to serve;

•	For prospective non-employee Directors, independence under the SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a Director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences;

•	Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under the applicable SEC and stock exchange rules;

•	For incumbent Directors standing for re-election, the Nominating and Governance Committee will assess the incumbent Director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual Director, which may bear on his or her ability to continue to serve on the Board; and the Company’s retirement policy for directors, as set forth in its Corporate Governance Principles; and

•	Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth above and the Corporate Governance Principles of the Company.

•	Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the Directors is “independent” under the applicable SEC and stock exchange rules.

After reviewing appropriate biographical information and qualifications, first-time candidates the Nominating and Governance Committee proposes to include on the slate of potential candidates described above, including those proposed to fill any vacancy, will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board of Directors will select the slate of nominees, including any nominee to fill a vacancy, only from candidates identified, screened and approved by the Nominating and Governance Committee.

Special Option Committee

The Special Option Committee of the Board of Directors has the authority to grant options and stock units solely to employees other than Section 16 officers and Directors. The Special Option Committee, comprised of Director Harari, acted by written consent on 44 occasions during fiscal 2007. The Special Option Committee acts pursuant to limiting guidelines adopted by the Board of Directors.

Secondary Executive Committee

The Secondary Executive Committee of the Board of Directors has the authority to grant stock options (but not stock units or other share-based awards) to employees other than Section 16 officers and Directors. The Secondary Executive Committee may be comprised of one or more officers of the Company and is currently comprised of Mr. Mehrotra and Ms. Bruner. Each of Mr. Mehrotra and Ms. Bruner may act independently on behalf of the Secondary Executive Committee. The Secondary Executive Committee acted by written consent on 26 occasions during fiscal 2007. The Secondary Executive Committee acts pursuant to limiting guidelines adopted by the Board of Directors.

DIRECTOR COMPENSATION — FISCAL 2007

The following table presents information regarding the compensation paid during fiscal 2007 to individuals who were members of our Board of Directors at any time during fiscal 2007 and who were not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table — Fiscal 2006 and 2007 and the related explanatory tables. Such employee-directors are generally not entitled to receive additional compensation for their services as directors.

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)(2)(3)	($)(1)(2)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Irwin Federman	72,000	77,517	192,363	—	341,880
Steven J. Gomo	60,000	126,890	168,045	—	354,935
Eddy W. Hartenstein	47,500	153,318	309,144	—	509,962
Catherine P. Lego	70,000	77,517	716,324	—	881,341
Michael E. Marks	59,500	77,517	663,628	—	800,645
Dr. James D. Meindl	47,500	77,517	192,363	—	317,380

(1)	The amounts reported in columns (c) and (d) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in columns (c) and (d) above, please see the discussion of stock and option awards contained in Note 8 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2007 Annual Report filed on Form 10-K, which note is incorporated herein by reference.

(2)	As described below, in fiscal 2007 we granted each of our Non-Employee Directors an award of 6,250 stock options and 1,842 restricted stock units. Each of the stock option awards had a value (for financial statement reporting purposes) equal to $86,374 on the grant date, and each of the restricted stock unit awards had a value (for financial statement reporting purposes) equal to $77,364 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of our Non-Employee Directors as of December 31, 2007.

	Number of Shares Subject to	Number of Unvested
	Outstanding Option Awards	Shares or
Director	as of 12/31/07	Units as of 12/31/07

Irwin Federman	18,750	8,092
Steven J. Gomo	31,250	23,868
Eddy W. Hartenstein	37,500	23,658
Catherine P. Lego	116,750	40,092
Michael E. Marks	114,750	8,092
Dr. James D. Meindl	82,750	8,092

Director Compensation

Compensation for Non-Employee Directors during fiscal 2007 generally consisted of an annual retainer, committee membership fees and annual share-based awards.

Annual Retainer and Committee Membership Fees

The following table sets forth the schedule of the annual retainer and committee membership fees for each Non-Employee Director in effect during fiscal 2007:

Type of Fee	Dollar Amount

Annual Board Retainer	$40,000
Additional Annual Fee to Chair of Audit Committee	$30,000
Additional Annual Fee to Chairs of Compensation Committee and Nominating and Governance Committee	$12,000
Additional Annual Fee to non-Chair Member of Audit Committee	$20,000
Additional Annual Fee to non-Chair Member of Compensation Committee and Nominating and Governance Committee	$7,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Share-Based Awards

Under our Non-Employee Director compensation policy as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve months receives, at the time of his or her election or appointment to the Board, (i) an initial option grant to purchase 25,000 shares of the Company’s Common Stock (the “Initial Option Grant”), and (ii) an initial restricted stock unit grant for a number of units determined by dividing $320,000 by the average closing price per share of Common Stock on the NASDAQ Global Select Market for the five trading days ended on, and including, the grant date (the “Initial Unit Grant”). Each Non-Employee Director who has served in that capacity for at least six months at the time of grant also receives an annual award consisting of (i) an option grant to purchase 6,250 shares of Common Stock (the “Annual Option Grant”), and (ii) a restricted stock unit grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on the NASDAQ Global Select Market for the five trading days ended on, and including, the grant date (the “Annual Unit Grant”). The initial and annual awards described above are granted under, and are subject to, the Company’s 2005 Incentive Plan (the “2005 Plan”).

Initial and Annual Stock Option Grants.

The Initial and Annual Option Grants are granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s share-based award grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market on the grant date.

The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director’s cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2005 Plan). This type of stock option is generally referred to as an “early exercise” stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director’s continued service, the shares subject to the Initial Option Grant vest, and the Company’s repurchase right lapses, in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the shares subject to the Annual Option Grant vest, and the Company’s repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company’s repurchase right) until its normal expiration date. Each of the options granted to our Non-Employee Directors under the 2005 Plan has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company’s repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director’s service. However, the shares subject to options vest, and the Company’s repurchase right lapses, in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability. Non-Employee Directors generally have twelve months to exercise the vested portion of the option following a cessation of service.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased under an option, whether or not such shares have vested under the option, at the same rate as of the Company’s other stockholders.

Initial and Annual Restricted Stock Unit Grants.

Each restricted stock unit awarded to our Non-Employee Directors represents a contractual right to receive one share of the Company’s Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Non-Employee Director.

Subject to the Non-Employee Director’s continued service, the units subject to the Initial Unit Grant vest in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the units subject to the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Upon the cessation of the Non-Employee Director’s service, any unvested restricted stock units will generally terminate. However, restricted stock units granted to a Non-Employee Director vest in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested. Non-Employee Directors are not entitled to voting or dividend rights with respect to the restricted stock units, and the restricted stock units generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. Non-Employee Directors are, however, entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Non-Employee Director’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

The Board of Directors administers the 2005 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Pursuant to the terms of the 2005 Plan, stock options and restricted stock units granted to our Non-Employee Directors may vest on an accelerated basis in connection with a change in control of the Company.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 1 is required for approval of Proposal No. 1.

Recommendation of the Board of Directors

The Board believes that Proposal No. 1 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the election of all of the above nominees.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 2 will be required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the Ernst & Young LLP fees incurred by the Company for professional services rendered during the 2007 and 2006 fiscal years:

	2007	2006

(a) Audit Fees	$3,922,000	$3,424,000
(b) Audit-Related Fees	219,000	178,000
(c) Tax Fees	627,000	474,000
(d) All Other Fees	57,000	6,000

(a)	Audit fees consist of professional services provided in connection with the integrated audit of the Company’s financial statements and review of the Company’s quarterly financial statements that include professional services provided in connection with the annual audit of the Company’s internal control over financial reporting. The fees for fiscal 2007 include professional services provided in connection with the msystems Ltd. acquisition and new and existing statutory audits of subsidiaries or affiliates of the Company.

(b)	Audit-related fees consist primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

(c)	For fiscal years 2007 and 2006, tax fees principally included tax compliance fees, including expatriate compliance services. Total compliance fees were $407,000 and $302,000 for fiscal 2007 and 2006, respectively. Tax fees also include tax advice and tax planning fees of $220,000 and $172,000 for fiscal 2007 and 2006, respectively.

(d)	All other fees includes online research tools, grant funding requests and other services.

All of the 2007 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Securities Exchange Act of 1934, as amended, which requires audit committee pre-approval of audit and non-audit services provided by the Company’s independent registered public accounting firm. In accordance with Section 10A under the Securities Exchange Act of 1934, as amended, the Audit Committee may delegate to any member of the Audit Committee (referred to as the “Audit Committee Delegate”) the authority to pre-approve services not prohibited by law to be performed by the Company’s independent registered public accounting firm. The Audit Committee has appointed Catherine P. Lego as the Audit Committee Delegate and, as such, Ms. Lego reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time to time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved, subject to certain specified maximum dollar amounts. Such pre-approval is generally granted for a term of twelve (12) months from the date of pre-approval and automatically renews at the end of the one-year period unless revoked or revised by the Audit Committee.

The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with the principal accountants’ independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008. Should such stockholder approval not be obtained, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.

Recommendation of the Board of Directors

The Board believes that Proposal No. 2 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING
FOR THE ELECTION OF DIRECTORS

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, a beneficial owner of 3,629 shares of Common Stock, has notified us that it intends to present the following proposal at the meeting:

Stockholder Proposal

RESOLVED, that the shareholders of the Company hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director’s nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is when the number of director nominees exceeds the number of board seats.

Supporting Statement

In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withheld” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The first critical step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority standard.

SanDisk’s Statement in Opposition to Proposal No. 3

The Board of Directors believes this proposal does not serve the best interests of the Company or its stockholders and recommends a vote AGAINST it.

This proposal requests that the Company initiate a process to amend its governance documents to provide a majority voting standard for director elections so that stockholders have a “meaningful role in director elections.” However, we believe that our strong corporate governance practices and director election process currently provide stockholders a meaningful and important role in the election of directors. Like most large public companies incorporated in Delaware, we currently use a plurality voting standard, the default standard under Delaware law, which provides that the nominees who receive the most affirmative votes are elected to serve as our directors. We also provide stockholders with the ability to express their preferences in the election of directors by cumulating their votes. As discussed below, cumulative voting, which most public companies do not permit but is widely recognized as a corporate governance mechanism designed to protect stockholders’ rights, gives our stockholders unique leverage in voting on the election of directors.

Cumulative Voting Provides Stockholders a Meaningful Role in the Director Election Process

Retaining the plurality vote standard is particularly advisable in the Company’s case because our stockholders have the ability to express their preferences in the election of directors by cumulating their votes. Cumulative voting, which most public companies do not allow but is universally recognized as protecting stockholders’ rights, gives our stockholders unique leverage in voting on the election of directors. It allows each stockholder to cast all of his or her available votes in director elections for a single director nominee, thereby enhancing the voting power of minority stockholders. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is almost no precedent.

The Company’s voting system must be a reliable process for the election of qualified directors to represent the interests of all of our stockholders. In the absence of uniform, workable standards that can be consistently applied by all companies and that take into account the special circumstances of companies with cumulative voting, the Company believes it would be inappropriate to adopt a majority voting standard.

The Proposed Voting Standard is not Tailored to Address the Benefits to the Company’s Stockholders that Result from Cumulative Voting

The proponent argues that under the plurality vote standard a director could be elected with “a single affirmative vote, even if a substantial majority of the votes cast are ’withheld’ from the nominee.” However, that remote, theoretical possibility does not accurately reflect the actual results experienced by the Company using cumulative voting and a plurality standard for director elections. In the past three years, the Company’s directors have, on average, received the affirmative vote of greater than 81% of the shares voted in director elections.

The proposal takes the position that only one director election standard should be used by all U.S. companies. However, this approach does not take into consideration the unique attributes of the Company’s cumulative voting provision or our strong corporate governance structure and practices. Under the current standard for electing directors, our stockholders have consistently and overwhelmingly elected a board comprised of highly qualified directors from diverse backgrounds. These directors, and the management team selected by them, have delivered solid financial performance and stockholder value. The Board of Directors does not believe the proponent’s proposal could improve such performance.

The Potential Uncertainty of a Simple Majority Voting Standard

Under Delaware law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. While this critical aspect of sound corporate governance practice is noted in the proponent’s supporting statement, the proposed majority voting standard fails to address the director “hold over” issue. Therefore, even if the proposal were adopted, the Company could not force a director who failed to receive a majority vote to leave the Board of Directors until his or her successor is elected at a subsequent stockholder meeting.

Moreover, the proposal fails to address vacancies on the Board of Directors that would arise if a director who fails to receive a majority of the votes cast chooses to resign his or her position. Delaware law and the Company’s Bylaws permit the Board of Directors to elect a director to fill the vacancy, let the position remain vacant, or call another meeting of stockholders for the sole purpose of filling the vacancy. In any case, the Board may be left with vacancies for an indefinite period of time, making it difficult to staff key committees and otherwise meet its obligation to oversee the business and affairs of the Company. This could cause additional uncertainty, disruption, and expense for the Company.

A Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

The Company’s Corporate Governance Practices

The Company’s corporate governance practices, including cumulative voting, have been recognized by RiskMetrics (formerly Institutional Shareholder Services), which has ranked the Company ahead of its peer companies in the technology hardware and equipment group, as measured by the RiskMetrics Corporate Governance Quotient. These corporate governance practices are designed to identify and propose director nominees who will best serve the interests of the Company and its stockholders. The Board of Directors maintains a Nominating and Governance Committee that is composed entirely of independent directors. The Nominating and Governance Committee applies a robust set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders, described in detail elsewhere in the proxy statement under the heading “Consideration of Director Nominees.”

The Company’s stockholders have consistently elected highly qualified directors, substantially all of whom, other than the Company’s Chief Executive Officer, have been “independent” within standards adopted by The NASDAQ Global Select Market. In the past, every director nominee has received the affirmative vote of a strong majority of the shares voted.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3 is required to approve the stockholder proposal regarding majority voting for Directors of the Company

Recommendation of the Board of Directors

For the reasons set forth above, the Board believes that Proposal No. 3 is not in the Company’s best interests or the best interests of its stockholders and recommends a vote AGAINST Proposal No. 3.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of February 15, 2008 by (i) all persons known by the Company, based solely on inspection of 13G filings made with the SEC, to be beneficial owners of five percent (5%) or more (as set forth in the Beneficial Ownership Table included below) of its outstanding Common Stock, (ii) each Director of the Company, (iii) the Named Executive Officers (as defined below under “Compensation Discussion and Analysis”), and (iv) all current executive officers and Directors of the Company as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, California 95035.

Unless otherwise indicated and pursuant to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after February 15, 2008, including, but not limited to, upon the exercise of a stock option.

Percentage of beneficial ownership is based upon 224,590,319 shares of Common Stock outstanding on February 15, 2008. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within sixty (60) days after February 15, 2008, including, but not limited to, upon the exercise of a stock option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

	Amount and Nature of Beneficial Ownership
	Number of	Percentage Owned
Name or Group of Beneficial Owners	Shares	(%)

Entities Controlled by Capital Group International, Inc.(1)	32,556,390	14.50
Entities Controlled by ClearBridge Advisors, LLC(2)	15,524,956	6.91
Judy Bruner(3)	490,533	*
Yoram Cedar(4)	520,430	*
Irwin Federman(5)	94,432	*
Steven J. Gomo(6)	34,528	*
Dr. Eli Harari(7)	5,211,045	2.32
Eddy W. Hartenstein(8)	41,906	*
Catherine P. Lego(9)	407,136	*
Michael E. Marks(10)	198,088	*
Sanjay Mehrotra(11)	846,288	*
Dr. James D. Meindl(12)	130,677	*
Dr. Randhir Thakur(13)	186,029	*
All directors and current executive officers as a group (11 persons)(14)	8,161,092	3.63

*	Less than 1% of the outstanding Common Stock.

(1)	The principal address of Capital Group International, Inc. (“CGII”) is 11100 Santa Monica Blvd., Los Angeles, California 90025. Pursuant to a joint Schedule 13G/A filed with the SEC on February 1, 2008 by and on behalf of CGII, Capital Guardian Trust Company (“CGTC”) and Capital International Limited (“CIL”), CGII reported that it had sole voting power over 27,464,350 shares of Common Stock and sole dispositive power over 32,556,390 shares of Common Stock, and CIL reported that it had sole voting power over 11,912,050 shares of Common Stock and sole dispositive power over 12,950,820 shares of Common Stock.

(2)	The principal address of ClearBridge Advisors, LLC (“CA”) is 399 Park Avenue, New York, New York 10022. Pursuant to a joint Schedule 13G/A filed with the SEC February 14, 2008 by and on behalf of CA and Smith

Barney Fund Management LLC (“SBFM”), CA reported that it had shared voting power over 12,607,168 shares of Common Stock and shared dispositive power over 15,524,956 shares of Common Stock, and SBFM reported that it had shared voting and dispositive power over 209,091 shares of Common Stock.

(3)	Comprised of 13,346 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse. Also includes 464,687 shares subject to outstanding options and 12,500 restricted stock units granted to Ms. Bruner, which were exercisable, in the case of options, or vested, in the case of restricted stock units, on February 15, 2008 or within 60 days after that date. Excludes 25,000 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(4)	Includes 12,969 shares held in the name of a trust for the benefit of Mr. Cedar and his spouse. Also includes 497,625 shares subject to outstanding options and 6,250 restricted stock units granted to Mr. Cedar, which were exercisable, in the case of options, or vested, in the case of restricted stock units, on February 15, 2008 or within 60 days after that date. Excludes 12,500 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(5)	Includes 18,750 shares subject to immediately exercisable options granted to Mr. Federman, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 1,842 restricted stock units that will not vest on February 15, 2008 or within 60 days of that date.

(6)	Includes 31,250 shares subject to immediately exercisable options granted to Mr. Gomo, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 5,118 shares restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(7)	Includes 2,861,602 shares held in the name of a trust for the benefit of Dr. Harari and his spouse. Also includes 2,206,810 shares subject to outstanding options and 25,000 restricted stock units granted to Dr. Harari, which were exercisable, in the case of options, or vested, in the case of restricted stock units, on February 15, 2008, or within 60 days after that date. Also includes 100,404 shares held in the name of a trust for the benefit of his children. Excludes 50,000 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(8)	Includes 37,500 shares subject to immediately exercisable options granted to Mr. Hartenstein, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 4,908 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(9)	Includes 283,580 shares held in the name of a trust of which Ms. Lego is the trustee. Also includes 116,750 shares subject to immediately exercisable options granted to Ms. Lego, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 1,842 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(10)	Includes 1,338 shares held in the name of a trust for the benefit of Mr. Marks and his spouse, 70,000 shares held by limited liability companies controlled by Mr. Marks, 6,000 shares held in the name of a trust for the benefit of his son and 6,000 shares held in the name of a trust for the benefit of his daughter. Also includes 114,750 shares subject to immediately exercisable options granted to Mr. Marks, but some of the shares subject to those options would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,842 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(11)	Includes 69,604 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse. Also includes 730,434 shares subject to outstanding options and 46,250 restricted stock units granted to Mr. Mehrotra, which were exercisable, in the case of options, or vested, in the case of restricted stock units, on February 15, 2008 or within 60 days after that date. Excludes 75,000 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(12)	Comprised of 47,927 shares held as community property in the name of Dr. Meindl and his spouse and 82,750 shares subject to immediately exercisable options granted to Dr. Meindl, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 1,842 restricted stock units that will not vest on February 15, 2008 or within 60 days after that date.

(13)	Includes 156,250 shares subject to outstanding options granted to Mr. Thakur, which were exercisable on February 15, 2008 or within 60 days after that date.

(14)	Includes shares subject to options exercisable as of February 15, 2008, or within 60 days after that date, and restricted stock units that will be vested as of February 15, 2008 or within 60 days after that date, including those identified in notes (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) and (13).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors, executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than ten percent (10%) of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2007 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2007 fiscal year, the Company believes that all executive officers, stockholders holding more than 10% of the outstanding capital stock of the Company and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year except that a late Form 4 report was filed for each of the independent Board members on June 11, 2007, reporting their annual automatic grants that occurred on May 24, 2007 and a late Form 4 report for each of Judy Bruner, Yoram Cedar, Eli Harari and Sanjay Mehrotra was filed on February 22, 2007 for the withholding shares issued for taxes in connection with the vesting of restricted stock units that occurred on February 16, 2007.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

The following table provides information as of February 15, 2008 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire such shares or other equity-based awards may be granted.

(C)
Number of
	(A)			Securities Remaining
	Number of			Available for
	Securities to			Future Issuance
	be Issued		(B)	Under Equity
	Upon Exercise		Weighted Average	Compensation Plans
	of Outstanding		Exercise Price	(Excluding Securities
	Options and		of Outstanding	Reflected in
Plan Category	Rights		Options(1)	Column A)

Equity Compensation Plans Approved by Stockholders(2)	22,878,512	(3)(4)(5)	$35.49	13,204,190	(6)
Equity Compensation Plans Not Approved by Stockholders	N/A		N/A	N/A

Total	22,878,512		$35.49	13,204,190

(1)	Weighted average exercise price of outstanding options; excludes restricted stock units.

(2)	Consists solely of the 2005 Plan, including options incorporated from predecessor plans, the 2005 Employee Stock Purchase Plan and the 2005 International Employee Stock Purchase Plan (together with the 2005 Employee Stock Purchase Plan, the “Purchase Plans”).

(3)	Excludes purchase rights accruing under the Company’s Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six-month offering period (the last U.S. business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into that six-month offering period or (ii) the closing selling price per share on the purchase date.

(4)	Excludes 3,164,134 shares that are subject to options and other equity compensation awards that were originally granted by Matrix Semiconductor, Inc., or Matrix, and msystems Ltd., or msystems, prior to their acquisition by SanDisk, as described below:

		Number of
		Securities		Weighted Average
Acquired	Award	Subject to	Weighted Average	Estimated
Company	Category	Applicable Plan	Exercise Price	Remaining Life

Matrix	Options	95,570	$7.13	6.32
Matrix	Restricted Stock Units	25,181	N/A	N/A
msystems	Options	2,452,735	$35.17	7.41
msystems	Stock Settled	590,648	$43.74	8.21
	Appreciation Rights

(5)	Includes 11,899,178 shares subject to options and 456,021 shares subject to restricted stock units outstanding under the 2005 Plan. Also includes 10,523,313 shares subject to outstanding options under the Company’s 1995 Stock Option Plan and the Company’s 1995 Non-Employee Director Stock Option Plan. The weighted average estimated remaining life of the outstanding options is 5.49 years.

(6)	Consists of shares available for future issuance under the 2005 Plan and the Purchase Plans. As of February 15, 2008, 9,149,779 shares of Common Stock were available for issuance under the 2005 Plan and 4,054,411 shares of Common Stock were available for issuance under the combined share reserve for the Purchase Plans.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on February 25, 2008. Stockholders may obtain a copy of this report, without charge, by writing to Investor Relations at the Company’s principal executive offices located at 601 McCarthy Boulevard, Milpitas, California 95035. The Annual Report on Form 10-K is also available at http://ww3.ics.adp.com/streetlink/SNDK.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 30, 2007 included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by SAS 61 (“Codification of Statements on Auditing Standards, AU Section 380”), as amended, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Catherine P. Lego (Chair)
Irwin Federman
Steven J. Gomo

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive officer, principal financial officer of the Company and our three other most highly compensated individuals who were serving as executive officers as of December 31, 2007. These individuals are referred to as “Named Executive Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Executive Officers is a member of the Compensation Committee. As contemplated by the charter of the Compensation Committee, the Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for the other Named Executive Officers. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating recommendations to the Compensation Committee. Our other Named

Executive Officers, including our Chief Financial Officer, provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Our other executive officers, including the other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•	Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•	Pay for Performance. A substantial portion of compensation should be tied to Company and individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, retain and motivate qualified executives
• Hold executives accountable for performance
• Align executives’ interests with those of stockholders
Annual Cash Incentive Opportunity	• Attract, retain and motivate qualified executives
• Align executives’ interests with those of stockholders
• Hold executives accountable for performance
Long-Term Share-Based Incentives	• Attract, retain and motivate qualified executives
401(k) Retirement Benefits	• Attract, retain and motivate qualified executives
Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, 401(k) retirement benefits and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold Named Executive Officers accountable for performance, although we also believe it aligns Named Executive Officers’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. From time to time, management has retained Compensia, Inc., an independent compensation consulting firm, to review and identify our appropriate peer group companies, and to obtain and evaluate current executive compensation data for these companies. We selected the following companies as our peer group companies in fiscal 2007: Adobe Systems Incorporated; Advanced Micro Devices Inc.; Analog Devices, Inc.; Avaya Inc.; Broadcom Corp.; CA Inc.; Electronic Arts Inc.; Juniper Networks, Inc.; LSI Corporation; Marvell Technology Group Ltd.; Maxim Integrated Products, Inc.; Micron Technology, Inc.; Network Appliance, Inc.; NVIDIA Corp.; Seagate Technology LLC; Symantec Corporation; Xilinx, Inc.; and Yahoo! Inc. We believe that these peer group companies, which were selected from within and outside the Company’s industry, are comparable in size and growth pattern with the Company and compete with the Company for executive talent. Although the peer group differs from the S&P Semiconductor Company Stock Index, and the PHLX Semiconductor Index, which the Company has selected as the industry indices for purposes of the stock performance graph that appeared in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, we believe these peer group companies provide relevant comparative compensation data for the Company.

Consistent with our compensation philosophies described above, our goal is to provide each Named Executive Officer with a current executive compensation program that is competitive in light of the compensation paid to comparable executives at our peer group companies. To that end, we generally target base salaries and long-term incentives at approximately the 50th percentile within our peer group companies. We generally target total cash compensation at approximately the 60th percentile within our peer group companies; however, we have the ability to, and do, exercise discretion to set compensation levels that are above or below these benchmarks. As indicated in the charter of the Compensation Committee, in determining the appropriate levels of compensation to be paid to Named Executive Officers, the Compensation Committee retains the discretion to consider amounts realized from prior compensation. However, amounts realized from prior compensation were not a material factor in determining 2007 compensation for our Named Executive Officers. Furthermore, amounts realized from prior compensation were not considered in setting future retirement benefits since the only retirement benefit currently offered by the Company is the Named Executive Officer’s ability to participate in the Company’s 401(k) plan during his or her employment with the Company.

Dr. Harari attends each meeting of the Compensation Committee that relates to Company-wide compensation issues and the compensation of his direct reporting officers. At meetings pertaining to officer pay, Dr. Harari presents compensation recommendations for his direct reports and explains to the Compensation Committee the basis and rationale for his recommendations. The Compensation Committee understands that in determining his recommendations Dr. Harari considers the scope and responsibility of each officer’s position and the individual performance of each officer and reviews compensation of similarly situated officers in the Company’s peer group, to the extent that there is a similarly situated officer. With respect to Dr. Harari’s compensation, the Company and its advisers collect chief executive officer compensation data from comparable companies, including those in the Company’s peer group, based on size, location and industry. The Company presents the collected data to the Compensation Committee. The Compensation Committee reviews the data and deliberates to determine an appropriate level of compensation for Dr. Harari based on the Company’s targeted compensation levels. Dr. Harari does not participate in the Compensation Committee deliberations that relate to his personal compensation and he excuses himself from that portion of the Compensation Committee meeting. Dr. Harari and other employees of the

Company occasionally meet with a compensation consulting firm retained by the Company to discuss broader compensation issues and trends or to discuss officer pay. Dr. Harari does not meet or consult with the compensation consulting firm individually nor does Dr. Harari discuss his individual compensation with the consulting firm retained by the Company.

Current Executive Compensation Program Elements

Base Salaries

None of our Named Executive Officers has an employment agreement or other contractual right to receive a fixed base salary. The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first quarter of each year. In determining the appropriate fiscal 2007 base salary for our Named Executive Officers, we considered the base salary levels in effect for comparable executives at our peer group companies (based on their published 2006 fiscal year data), internal comparables and individual performance. The weighting of these factors by the Compensation Committee is subjective, not formulaic. For example, for positions that are easily benchmarked in the market, such as Chief Executive Officer and President, an equal weighting might be given to all three factors. For other positions that are somewhat hybrid in nature and not directly comparable to positions at our peer group of Companies, such as Executive Vice President, Technology and Worldwide Operations and Executive Vice President, Mobile Business Unit and Corporate Engineering, the internal comparables and individual performance factors may be weighed more heavily than the market data. The Compensation Committee does not use a formula for determining compensation.

Based on our review in fiscal 2007, we determined that the appropriate base salary rate was as follows for each Named Executive Officer for fiscal 2007: Dr. Harari, $848,000; Mr. Mehrotra, $510,000; Ms. Bruner, $450,000; Dr. Thakur, $385,422 and Mr. Cedar, $385,422. This determination was made after the temporary reduction in base salaries described below had ended. In line with our target benchmark, the fiscal 2007 compensation level (before the reduction described below) for Named Executive Officers ranged from the 50th percentile to the 60th percentile of the base salary levels in effect for comparable executives at our peer group companies (based on their published 2006 fiscal year data). In connection with the Company’s overall cost reduction program, the Compensation Committee approved a base salary reduction for Named Executive Officers of 15% (20% for the Chief Executive Officer), effective March 5, 2007. The reduction to base salaries continued until August 6, 2007, at which time the rates of base salary increased to the amounts specified above for the remainder of fiscal 2007. No payment intended to offset the temporary reduction to base salaries was made to any Named Executive Officer, and in determining the base salary amounts set forth above, we did not attempt to compensate the Named Executive Officers for the temporary reduction in base salaries. The total base salary amounts paid for fiscal 2007, taking into account these adjustments, is reported for each Named Executive Officer in column (c) of the Summary Compensation Table — Fiscal 2006 and 2007, below.

The Company’s third-party executive compensation consultant compared the Company’s compensation of Named Executive Officers with the officer compensation at our peer group of companies, and reported the results of its analysis to the Compensation Committee in February 2008. Based on the analysis and the subjective factors described above, in February 2008 the Compensation Committee approved the following increases to the base salaries of the Named Executive Officers: Dr. Harari, 0%; Mr. Mehrotra, 10%; Ms. Bruner, 8%; Dr. Thakur, 4%; and Mr. Cedar, 5%.

Annual Cash Incentive Award

None of our Named Executive Officers has an employment agreement or other contractual right to a fixed actual or target bonus for any given year. Prior to fiscal 2006, the Company utilized a formula based upon achievement of financial targets under the Company’s operating plan to set aside pre-tax net income to fund a discretionary bonus pool. Each executive officer’s participation in that bonus pool was based upon a target bonus, which generally ranged from 75% to 100% of the officer’s base salary. Actual bonuses paid from the pool were calculated based upon the Company’s achievement of financial targets under the Company’s operating plan for the fiscal year, the officer’s target bonus and the officer’s individual performance. The Compensation Committee also retained discretion to recommend an additional discretionary bonus in recognition of special contributions during the fiscal year. Cash bonuses paid to the Company’s executive officers generally were not “performance-based” for purposes of Section 162(m) of the Internal Revenue Code and were therefore subject to the deductibility limitations of Section 162(m), as explained in more detail below under “Section 162(m) Policy.”

In fiscal 2006, the Company amended the 2005 Plan to provide for the grant of cash incentive awards intended to qualify as performance-based under Section 162(m) in lieu of discretionary cash bonuses to Named Executive Officers. Such an award was made to each Named Executive Officer in fiscal 2007. The Company continued to utilize a bonus formula to fund a bonus pool for fiscal 2007; however, the amount of the pool allocated to Named Executive Officers was determined under the cash incentive awards. The remaining portion of the bonus pool was allocated among other employees in generally the same manner as in years prior to fiscal 2006.

The Named Executive Officers’ cash incentive award for fiscal 2007 contained a target incentive amount, expressed as a percentage of base salary, which was approved by the Compensation Committee. For Named Executive Officers other than the Chief Executive Officer, the target incentive amount reflected the recommendation of the Chief Executive Officer. The percentage target bonus for each Named Executive Officer was generally determined by reference to comparable bonus opportunities at our peer group companies, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. The target incentive amounts generally increase as an executive’s responsibilities increase, reflecting our compensation philosophy that, as an executive officer’s level of responsibility increases, a greater portion of that officer’s total compensation should be dependent on the Company’s performance. For fiscal 2007, Dr. Harari’s target bonus was 125% of base salary, Mr. Mehrotra’s target bonus was 95% of base salary, Ms. Bruner’s target bonus was 85% of base salary, and the remaining Named Executive Officers’ respective target bonuses were 75% of their respective base salaries. In each case, the target bonus was based on the Named Executive Officer’s full rate of base salary as of December 31, 2007, not taking into account the base salary reduction discussed above under Base Salaries.

The performance goal for fiscal 2007 under the cash incentive awards was the Company’s earning per share for fiscal 2007 (excluding stock compensation and acquisition- related charges). The decision to utilize the earnings per share measure for fiscal 2007, rather than the revenue and net income measures as used in prior years, was based upon the significant pricing downturn being experienced within the NAND flash industry in early fiscal 2007. In that environment, the Compensation Committee determined that the most appropriate measure of financial performance by the Company would be earnings per share. The Compensation Committee also determined that a non-GAAP EPS measure, excluding stock compensation and charges related to acquisition accounting, would provide the most relevant measure of the Company’s performance in comparison to the previous year and in comparison to its annual operating plan. In addition to establishing target incentive amounts for Named Executive Officers, the Compensation Committee approved a range of potential multipliers of the target incentive amount based on the Company’s achievement of earnings per share goals. The maximum multiplier was 0% of target for performance below a threshold level, up to 37.5% of target for performance at the threshold level, and up to 225% of target for exceptional performance. The bonus multipliers at the threshold and maximum levels were reduced from the multipliers in effect for fiscal 2006, because achievement of the maximum goal in fiscal 2007 would not have been as valuable to the Company’s stockholders as achievement of the maximum goals in fiscal 2006. The probabilities of achieving the fiscal 2007 goals were not estimated. Achievement of the threshold goal was believed to be attainable, but because of difficult market conditions within the industry in early 2007, its achievement was not believed to be certain. It was believed that achievement of the maximum performance goal was possible, but, given the prevailing market conditions within the industry, its achievement would have constituted a particularly positive performance by the Company.

Based on the Company’s achievement relative to the performance goals in fiscal 2007 and the range of potential multipliers, the maximum multiplier for fiscal 2007 was 129% of target. Under the terms of the cash incentive awards, the Compensation Committee may exercise discretion to reduce (but not increase) the amount of the bonus otherwise payable to a Named Executive Officer based on such maximum multiplier. For 2007, the Compensation Committee exercised its discretion to pay bonuses at a rate less than the maximum multiplier, and approved bonuses at 86% of target (as opposed to 129%) for the Named Executive Officers employed by the Company at year-end, and the 86% multiplier was applied to the target bonus rate multiplied by the base salary rate as of December 31, 2007. In exercising this discretion with respect to Named Executive Officers, the Compensation Committee generally considered a variety of factors, including whether a larger portion of the company-wide bonus pool should be allocated to other employees, the Named Executive Officer’s position and the Named Executive Officer’s individual performance for the year. No specific weightings were assigned to these factors, and the assessment was subjective rather than formulaic. In addition, the overall bonus pool payout to employees other than the Named Executive Officers was 86% of target, and we believed that it was appropriate to set the payout for Named Executive Officers at this same level. Although our discretionary adjustments represent the means by which individual performance is factored into the incentive payout amount, we determined that individual performances for 2007 did not warrant differential payout percentages for our Named Executive Officers.

In February 2008, the Compensation Committee reviewed the Company’s performance with respect to earnings per share, certified the level of performance achieved and approved incentive payouts under the cash incentive awards based on that review. The amount of the payout approved by the Compensation Committee under each Named Executive Officer’s cash incentive awards for fiscal 2007 is presented in column (g) of the Summary Compensation Table — Fiscal 2006 and 2007 below.

The Company’s third-party executive compensation consultant compared the Company’s compensation of Named Executive Officers with the officer compensation at our peer group of companies, and reported the results of its analysis to the Compensation Committee in February 2008. The analysis indicated that the target total cash compensation of two of the Company’s officers was lower than our targeted pay position. A recommendation was submitted and approved by the Compensation Committee to increase the target bonuses for Mr. Mehrotra and Ms. Bruner to conform the individual’s target total cash compensation with the Company’s compensation target, after taking into consideration the market data. The target bonuses for our other Named Executive Officers were unchanged. As a result, the fiscal 2008 individual bonus targets were established by the Compensation Committee as the following percentages of base salary: Dr. Harari, 125%; Mr. Mehrotra, 100%; Ms. Bruner, 90%; Mr. Cedar, 75%; and Dr. Thakur, 75%.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are valued by reference to our Common Stock. Prior to fiscal 2006, the Company historically made annual equity incentive grants solely in the form of stock options. In fiscal 2006, the annual awards were granted in the form of stock options and restricted stock units. In fiscal 2007, the annual awards were granted in the form of stock options, except for a grant of restricted stock units to Mr. Mehrotra to reflect his promotion to President and Chief Operating Officer and to replace previously granted awards that expired in the money but unexercised. The Compensation Committee believed that this grant was appropriate in light of Mr. Mehrotra’s significant contributions to the growth of the Company over the period covered by the expired awards. The number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the economic value of comparable awards to comparable executives at our peer group companies, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested equity awards held by the Named Executive Officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers. Furthermore, as with setting base salaries, weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any individual officer.

The Compensation Committee typically grants long-term share-based awards in the first quarter of the fiscal year except for awards to new hires and awards related to the promotion of current employees. However, except as set forth below with respect to grants to new employees and promotions, there is no formal program, plan or policy in place at the Company or in the Compensation Committee’s charter with regards to the timing of long-term share-based incentive awards. The Compensation Committee has complete discretion as to when it awards long-term share-based incentives. There is no program, plan or policy related to the timing of grants to its executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company’s Special Option Committee, which takes actions every Friday.

Stock Options.  The Company makes a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest over a four year period following the grant date. In fiscal 2007, the Compensation Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described below under “Grants of Plan-Based Awards.”

Restricted Stock Units.  The Company may make a portion of its long-term incentive grants to Named Executive Officers in the form of restricted stock units. A restricted stock unit represents a contractual right to receive one share of the Company’s Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant restricted stock units in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution. The restricted stock units also function as a retention incentive as they vest over a four year period following the grant date. The material terms of the unit awards are described below under “Grants of Plan-Based Awards.” The Company made grants of restricted stock units to Named Executive Officers in fiscal 2006, but (except as discussed above with respect to Mr. Mehrotra), did not grant restricted stock units to Named Executive Officers in fiscal 2007. The Company decided to grant equity awards in 2007 to Named Executive Officers (except as discussed above with respect to Mr. Mehrotra) in the form of option grants rather than a mix of restricted stock units and option grants in order to more directly link the long-term compensation value of the Named Executive Officers with the value provided to our stockholders.

401(k) Retirement Benefits

The Company provides retirement benefits to the Named Executive Officers under the terms of its tax-qualified 401(k) plan. In fiscal 2007, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. These Company contributions function as a retention incentive as they vest ratably over the first four years of service with the Company (as determined under the plan). The Named Executive Officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any deferred compensation, defined benefit or supplemental retirement plans for its Named Executive Officers.

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers with severance protections that are consistent with the severance protections offered by our peer group companies. For Named Executive Officers, our philosophy is that severance should only be payable upon certain terminations of employment in connection with a change in control of the Company. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Executive Officers with severance benefits pursuant to a change in control benefits agreement if their employment is terminated by us without cause or by the executive for good reason within twelve months following a change in control. We believe that a protected period of twelve months following a change in control is in line with the severance protections provided to comparable executives at our peer group companies. We also believe that these Named Executive Officers should receive their change in control severance benefits if their employment is constructively terminated in connection with a change in control. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or actual or target annual bonus, absent some form of constructive termination severance trigger, potential acquirors could constructively terminate a Named Executive Officer’s employment and avoid paying severance. For example, following a change in control, an acquiror could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because we believe that acquirors would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the change in control agreements we have entered into with our Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain “good reasons” that we believe result in the constructive termination of the Named Executive Officers’ employment. In the event the employment of a Named Executive Officer is terminated under the circumstances described above, we believe that providing these Named Executive Officers with a change in control agreement with cash severance benefits based on one (1) times (two (2) times for the Chief Executive Officer) salary and bonus levels is consistent with our peer group companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment.

In the event that a Named Executive Officer becomes entitled to severance under the principles described above, in addition to cash severance benefits, we believe that it is also appropriate to provide Named Executive Officers with other severance protections, such as (1) continued medical insurance coverage for 24 months following termination; (2) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve months following termination, subject to the maximum term of the option); and (3) executive outplacement benefits for twelve months following termination (including resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support). Similar to cash severance benefits, we believe these other severance benefits are consistent with the severance arrangements of our peer group companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

As part of their severance benefits under a change in control agreement, the Named Executive Officers are also reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide the Named Executive Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for each Named Executive Officer without factoring in the adverse tax effects on the Named Executive Officers that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the Named Executive Officers whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of severance protections that we have determined to be appropriate.

We generally do not believe that Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of severance benefits is generally only triggered by an actual or constructive termination of employment in connection with a change in control. However, we determined that it was advisable to provide for one year of accelerated vesting of equity awards in the event of a change in control pursuant to the change in control agreements. In addition, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control of the Company, and such outstanding awards will not be continued or assumed following the transaction, then, like all other employees, the Named Executive Officers may receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest share-based awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the share-based awards.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Stock Ownership Guidelines

Each Director and executive officer (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) is required to own the Company’s Common Stock. The ownership requirement is satisfied by beneficial ownership as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Each Director and named executive officer (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) should own no less than 1,000 shares of the Company’s Common Stock on the first anniversary of his or her service, and own an additional 1,000 shares for each subsequent year until he or she is required to own 5,000 shares after 5 years of service, at which point there is no requirement to own additional shares.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1,000,000 per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ Global Select Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that this Compensation Discussion and Analysis section be included in the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors

Irwin Federman (Chair)
Michael E. Marks
Dr. James D. Meindl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, all were committee members during all of fiscal 2007. No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 30, 2007.

SUMMARY COMPENSATION TABLE — FISCAL 2006 and 2007

The following table presents information regarding compensation of our Named Executive Officers for services rendered during fiscal 2006 and 2007.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	Earnings	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Dr. Eli Harari,	2007	763,493	—	1,571,369	7,272,781	911,600	—	6,750	10,525,993
Chief Executive Officer and Chairman of the Board	2006	800,419	—	949,729	7,012,742	1,200,000	—	6,600	9,969,490
Judy Bruner,	2007	395,888	—	785,685	2,881,702	328,950	—	—	4,392,225
Executive Vice President, Administration & Chief Financial Officer	2006	397,425		474,864	2,518,586	451,530	—	—	3,842,405
Sanjay Mehrotra,	2007	459,750	—	2,076,822	4,072,913	416,670	—	3,481	7,029,636
President and Chief Operating Officer	2006	469,623		712,296	4,006,202	605,660	—	6,600	5,800,381
Yoram Cedar,	2007	352,033	—	392,842	2,362,381	248,597	—	6,750	3,362,603
Executive Vice President, Mobile Business Unit & Corporate Engineering	2006	367,414		237,432	2,196,894	375,875	—	6,600	3,184,215
Dr. Randhir Thakur,	2007	350,150	—	1,224,055	1,301,608	248,597	—	2,605	3,127,015
Executive Vice President, Technology & Worldwide Operations	2006	365,863		1,675,023	931,013	375,882	—	—	3,347,781

(1)	The amounts reported in columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 and 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal 2007 Year-End” below. For a discussion of the assumptions and methodologies used to calculate the amounts reported in columns (e) and (f), please see the discussion of equity incentive awards granted during fiscal 2007 contained in Note 8 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2007 Annual Report on Form 10-K filed with the SEC, which note is incorporated herein by reference and the discussion of equity incentive awards granted during fiscal 2006 contained in Note 5 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report on Form 10-K filed with the SEC.

(2)	The amounts reported in column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers under the terms of the fiscal 2007 and 2006 cash incentive awards granted under the 2005 Plan. The payouts were made in March 2008 for the 2007 awards and March 2007 for the 2006 awards. The non-equity incentive plan compensation was calculated using each Named Executive Officer’s base salary rate as of December 31, 2007. The material terms of cash incentive awards granted in fiscal 2007 are further described below under “Description of Plan-Based Awards” and the material terms of cash incentive awards granted in fiscal 2006 are described in the Company’s 2006 Annual Report on Form 10-K filed with the SEC.

(3)	Amounts shown in column (i) include matching contributions to the Company’s 401(k) Plan on behalf of certain Named Executive Officers up to an amount of $6,750 in fiscal 2007 and $6,600 in fiscal 2006.

Dr. Harari is the Chairman of the Board of Directors. As an employee-director, Dr. Harari does not receive additional compensation for his services as a director.

Compensation of Named Executive Officers

The Summary Compensation Table — Fiscal 2006 and 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal years 2006 and 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives consisting of stock options and restricted stock units. The Named Executive Officers also earned or were paid the other benefits listed in column (i) of the Summary Compensation Table — Fiscal 2006 and 2007, as further described in footnote (4) to the table.

The Summary Compensation Table — Fiscal 2006 and 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2007 table, and the description of the material terms of the stock options and restricted stock units granted in fiscal 2007 that follows it, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2007. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of our Named Executive Officers for the year. In making its determination, the Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements — Base Salaries.” In fiscal 2007, instead of granting discretionary cash bonuses, the Company granted Named Executive Officers a cash incentive award under the 2005 Plan. In determining the terms of such awards, the Compensation Committee considered the factors discussed above under “Current Executive Compensation Program Elements — Annual Cash Incentive Award.” The material terms of the cash incentive awards granted to each Named Executive Officer in fiscal 2007 are described below under “Description of Plan-Based Awards.”

Consistent with the Company’s philosophy that a substantial portion of compensation should be contingent on the Company’s performance, base salary for Named Executive Officers in fiscal 2007 comprised a relatively low percentage (generally between 7% and 12%) of total compensation. Equity and non-equity incentive compensation for Named Executive Officers in fiscal 2007, the value of which, as described below under “Description of Plan-Based Awards”, is significantly dependent upon on Company performance, comprised a much larger percentage (generally between 88% and 93%) of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company’s dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive’s continued service.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2007 under the 2005 Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

						All Option
					All Stock	Awards:	Exercise	Grant Date
					Awards:	Number of	or Base	Fair Value of
		Estimated Possible Payouts Under			Number of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards			Shares of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	($)(1)(2)	($)(2)	($)(2)	(#)	(#)	($/Sh)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Dr. Eli Harari	2/15/07	397,500	1,590,000	2,385,000	—	—	—	—
	3/20/07	—	—	—		220,000	41.91	4,538,116
Judy Bruner	2/15/07	143,438	573,750	860,625	—	—	—	—
	3/20/07	—	—	—		125,000	41.91	1,899,788
Sanjay Mehrotra	2/15/07	181,688	726,750	1,090,125	—	—	—	—
	3/20/07	—	—	—	15,000	—	—	628,650
	3/20/07	—	—	—	50,000	—	—	2,095,500
	3/20/07	—	—	—	—	125,000	41.91	1,899,788
Yoram Cedar	2/15/07	108,400	433,600	650,400	—	—	—	—
	3/20/07	—	—	—	—	100,000	41.91	1,519,830
Dr. Randhir Thakur	2/15/07	108,400	433,600	650,400	—	—	—	—
	3/20/07	—	—	—	—	125,000	41.91	1,899,788

(1)	The amount set forth in column (c) represents the minimum amount payable under the Named Executive Officer’s non-equity incentive plan award for a minimum level of performance with respect to the performance measure subject to the award. If this minimum level of performance with respect to the performance measures had not been achieved, no amount would have been payable under the award.

(2)	The amounts set forth in column (c), (d) and (e) were calculated by multiplying the annual salary of each Named Executive Officer as of December 31, 2007 by (i) each Named Executive Officer’s target bonus rate as a percentage of his or her salary (125% for Dr. Harari, 95% for Mr. Mehrotra, 85% for Ms. Bruner and 75% for Dr. Thakur and Mr. Cedar) and (ii) a maximum multiplier at each of the threshold, target and maximum levels of 37.5%, 150% and 225%, respectively. The target bonus rates and multiplier percentages for certain levels of performance were determined by the Compensation Committee at its meeting on February 15, 2007.

Description of Plan-Based Awards

During fiscal 2007, each Named Executive Officer was awarded a time-based stock option award and Mr. Mehrotra was awarded time-based restricted stock unit awards. In addition, each Named Executive Officer was granted a cash incentive award. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding share-based awards granted under the plan will generally become fully vested and, in the case of options, exercisable to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-

rate (based on the number of days during the performance period prior to the transaction) the bonus and performance targets based on year-to-date performance.

Stock Options

Each stock option reported in column (g) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on the NASDAQ Global Select Market on the applicable grant date.

Each stock option granted to our Named Executive Officers in fiscal 2007 is subject to a four year vesting schedule, with 25% of the option vesting on March 20, 2008, and the remaining 75% of the option vesting in twelve substantially equal installments on each successive three month anniversary of March 20, 2008. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to our Named Executive Officers in fiscal 2007 has a term of seven years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Executive Officer’s death or permanent disability. However, if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

The stock options granted to the Named Executive Officers during fiscal 2007 do not include any dividend or dividend equivalent rights.

Restricted Stock Units

Each restricted stock unit awarded to our Named Executive Officers in fiscal 2007 represents a contractual right to receive one share of the Company’s Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Named Executive Officer.

Mr. Mehrotra’s restricted stock unit award consisting of 50,000 shares is subject to a four year vesting schedule, with 25% of the restricted stock unit vesting on March 20, 2008, and the remaining 75% of the restricted stock unit vesting in three substantially equal installments on each successive one year anniversary of March 20, 2008. Mr. Mehrotra’s restricted stock unit award consisting of 15,000 shares is subject to a one year vesting schedule, with 100% of the restricted stock vesting on March 20, 2008. Subject to any accelerated vesting that may apply, upon the termination of a Named Executive Officer’s employment, any then-unvested restricted stock units will generally terminate.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested. Named Executive Officers are not entitled to voting or dividend rights with respect to the restricted stock units. Non-Employee Directors are, however, entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Named Executive Officer’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

Non-Equity Incentive Plan Award

Each non-equity incentive plan award granted to our Named Executive Officers in fiscal 2007 consisted of an annual cash incentive opportunity under the 2005 Plan. The award provided for the payment of a cash bonus based on the Company’s performance for fiscal 2007 in the area of earnings per share.

The amount of each Named Executive Officer’s award (before any application of the Compensation Committee’s discretion to reduce the payout under any award) is (i) the Named Executive Officer’s target incentive amount times (ii) a multiplier determined based on the Company’s performance. The target incentive amount is expressed as a percentage of the Named Executive Officer’s rate of base salary as of December 31, 2007. The target incentive amounts for the Named Executive Officers were 125% of base salary for Dr. Harari, 95% of base salary for Mr. Mehrotra 85% of base salary for Ms. Bruner and 75% of base salary for the remaining Named Executive Officers. In addition to establishing target incentive amounts, the Compensation Committee approved a range of multipliers of the target amount based on the level of the Company’s achievement of the earnings per share performance goal. The maximum multiplier ranged from 0% of target for performance below a threshold level, 37.5% of target for performance at a threshold level, 150% of target at the achievement of the target performance level and a maximum of 225% of target for exceptional performance. Based on the Company’s achievement of the performance goals in fiscal 2007 and the range of multipliers established by the Compensation Committee, the maximum multiplier for fiscal 2007 was 129% of target. Under the terms of the cash incentive awards, the Compensation Committee may exercise discretion to reduce (but not increase) the amount of the bonus otherwise payable to a Named Executive Officer based on the formula described above. For fiscal 2007, the Compensation Committee exercised its discretion to pay bonuses at a rate less than the maximum multiplier based on the Company’s fiscal 2007 performance. Specifically, for fiscal 2007, the Compensation Committee approved bonuses at 86% of target for the Named Executive Officers employed by the Company at year-end. In determining whether to exercise this discretion, the Compensation Committee considered the factors discussed above under “Current Executive Compensation Program Elements — Annual Cash Incentive Award” in the Compensation Discussion and Analysis section.

In February 2008, the Compensation Committee reviewed the Company’s performance with respect to earnings per share for fiscal 2007, certified the level of performance achieved and approved incentive payouts under the awards based on its review. The amount of the payout approved by the Compensation Committee under each Named Executive Officer’s incentive award for fiscal 2007 is presented in column (g) of the Summary Compensation Table — Fiscal 2006 and 2007 above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of December 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date. This table also includes the amounts recognized for each of these awards for financial statement reporting purposes for fiscal 2007 as reflected in the Summary Compensation Table — Fiscal 2006 and 2007 above. For purposes of clarity, awards that were granted prior to December 31, 2007 but that were not outstanding as of December 31, 2007 (for example, because the awards were forfeited, exercised, paid or otherwise settled prior to December 31, 2007) are also included in the table below if a charge was recognized for financial statement reporting purposes for fiscal 2007 with respect to the award. Additional information regarding these awards is presented in the footnotes below and in the table below under “Option Exercises and Stock Vested in Fiscal 2007.”

	Option Awards(1)							Stock Awards(2)
											Market
	Number of	Number of					Allocable	Number of			Value of	Allocable
	Securities	Securities					Financial	Shares or			Shares or	Financial
	Underlying	Underlying					Charge	Units of			Units of	Charge
	Unexercised	Unexercised		Option			Recognized	Stock That		Stock	Stock That	Recognized
	Options	Options		Exercise	Option	Option	for Fiscal	Have Not		Award	Have Not	for Fiscal
	(#)	(#)		Price	Grant	Expiration	2007	Vested		Grant	Vested	2007
Name	Exercisable	Unexercisable		($)	Date	Date	($)	(#)		Date	($)(3)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)	(k)

Dr. Eli Harari	143,000	—		3.13	12/15/98	12/14/08	—	75,000	(13)	5/25/06	2,487,750	1,571,369
	368,776	—		6.41	1/22/02	1/21/12	—
	400,000	—		6.13	6/27/02	6/26/12	—
	600,000	—		8.875	1/21/03	1/20/13	56,828
	288,814	37,500	(4)	34.59	1/16/04	1/15/14	3,724,266
	137,500	62,500	(5)	24.18	1/3/05	1/2/15	1,194,985
	125,000	75,000	(6)	26.09	5/27/05	5/26/12	620,728
	65,625	84,375	(7)	58.84	5/25/06	5/24/13	1,399,314
	—	220,000	(12)	41.91	3/20/07	3/19/14	885,259

Totals	2,128,715	479,375					7,272,781	75,000			2,487,750	1,571,369

Judy Bruner	263,750	56,250	(9)	20.12	6/21/04	6/20/14	1,618,436	37,500	(13)	5/25/06	1,243,875	785,685
	85,937	39,063	(5)	24.18	1/3/05	1/2/15	366,491
	35,000	45,000	(8)	59.04	2/16/06	2/15/13	526,179
	—	125,000	(12)	41.91	3/20/07	3/19/14	370,595

Totals	384,687	265,313					2,881,701	37,500			1,243,875	785,685

Sanjay Mehrotra	8,750	—		2.50	8/21/98	8/20/08	—	56,250	(13)	5/25/06	1,865,813	1,178,527
	60,060	—		3.13	12/15/98	12/14/08	—	50,000	(14)	3/20/07	1,658,500	408,773
	254,748	—		5.41	9/21/01	9/20/11	—	15,000	(15)	3/20/07	497,550	489,523
	46,876	—		8.875	1/21/03	1/20/13	23,678
	97,500	18,750	(4)	34.59	1/16/04	1/15/14	1,862,133
	32,813	14,063	(10)	21.19	8/12/04	8/11/14	279,204
	112,500	93,750	(5)	24.18	1/3/05	1/2/15	879,579
	43,750	56,250	(8)	59.04	2/16/06	2/15/13	657,724
	—	125,000	(12)	41.91	3/20/07	3/19/14	370,595

Totals	656,997	307,813					4,072,913	121,250			4,021,863	2,076,823

Yoram Cedar	40,000	—		17.906	12/14/99	12/13/09	—	18,750	(13)	5/25/06	621,938	392,842
	40,000	—		17.188	12/21/00	12/20/10	—
	20,000	—		10.95	6/20/01	6/19/11	—
	2,500	—		5.41	9/21/01	9/20/11	—
	4,500	—		6.41	1/22/02	1/21/12	—
	15,000	—		6.13	6/27/02	6/26/12	—
	50,000	—		8.87	1/21/03	1/20/13	1,015
	65,625	9,376	(4)	34.59	1/16/04	1/15/14	931,066
	40,625	9,375	(10)	21.19	8/12/04	8/11/14	186,136
	103,125	46,875	(5)	24.18	1/3/05	1/2/15	439,790
	45,000	35,000	(11)	44.79	9/23/05	9/22/12	376,354
	8,750	11,250	(8)	59.04	2/16/06	2/15/13	131,545
	—	100,000	(12)	41.91	3/20/07	3/19/14	296,476

Totals	435,125	211,876					2,362,382	18,750			621,938	392,842

Dr. Randhir Thakur	112,500	87,500	(11)	44.32	9/23/05	9/22/12	931,013	—			—	1,224,055
	—	125,000	(12)	41.91	3/20/07	3/19/14	370,595

Totals	112,500	212,500					1,301,608	—			—	1,224,055

(1)	Each stock option grant reported in the table above with a grant date before May 27, 2005 was granted under, and is subject to, the Company’s 1995 Stock Option Plan. Each stock option grant reported in the table above with a grant date on or after May 27, 2005 was granted under, and is subject to, the 2005 Plan. The option expiration date shown in column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable options shown in column (c) above are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.

The exercisable options shown in column (b) above, and any unexercisable options shown in column (c) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within three months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by us without cause or by the executive for good reason with twelve (12) months following a change in control, exercisable stock options will generally remain exercisable for twelve months following the Named Executive Officer’s death, disability or termination. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan). The options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company.

(2)	The stock awards held by our Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” Except as otherwise indicated in those sections, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates.

(3)	The market or payout value of stock awards reported in column (j) is computed by multiplying the number of shares or units of stock reported in column (h) by $33.17, the closing market price of our common stock on December 31, 2007, the last trading day of 2007.

(4)	The unvested portions of these option awards were scheduled to vest in full on January 16, 2008.

(5)	The unvested portions of these option awards were scheduled to vest in five substantially equal installments on January 3, 2008 and each successive three month anniversary of January 3, 2008.

(6)	The unvested portion of this option award was scheduled to vest in six substantially equal installments on February 27, 2008 and each successive three month anniversary of February 27, 2008.

(7)	The unvested portion of this option award was scheduled to vest in nine substantially equal installments on February 16, 2008 and each successive three month anniversary of February 16, 2008.

(8)	The unvested portions of these option awards were scheduled to vest in nine substantially equal installments on February 16, 2008 and each successive three month anniversary of February 16, 2008.

(9)	The unvested portion of this option award was scheduled to vest in two substantially equal installments on March 21, 2008 and June 21, 2008.

(10)	The unvested portions of these option awards were scheduled to vest in three substantially equal installments on February 12, 2008, May 12, 2008 and August 12, 2008.

(11)	The unvested portions of these option awards were scheduled to vest in seven substantially equal installments on March 23, 2008 and each successive three month anniversary of March 23, 2008.

(12)	Of the unvested portions of these option awards, 25% of the options were scheduled to vest on March 20, 2008. The remaining 75% of the options are scheduled to vest in twelve substantially equal installments on each successive three month anniversary of March 20, 2008.

(13)	The unvested portions of these stock awards were scheduled to vest in three substantially equal installments on February 16, 2008, February 16, 2009 and February 16, 2010.

(14)	The unvested portion of this stock award was scheduled to vest in four substantially equal installments on March 20 2008, March 20, 2009, March 20, 2010 and March 20, 2011.

(15)	The unvested portion of this stock award was scheduled to vest in full on March 20, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal 2007, and on the vesting during fiscal 2007 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

Dr. Eli Harari	225,000	10,677,125	25,000	1,003,250
Judy Bruner	30,000	1,207,338	12,500	501,625
Sanjay Mehrotra	95,000	3,968,800	18,750	752,438
Yoram Cedar	20,000	763,074	6,250	250,813
Dr. Randhir Thakur	—	—	37,500	2,008,500

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2007 and that the price per share of the Company’s Common Stock is equal to the closing price per share on December 31, 2007, the last trading day in 2007.

In addition to the change in control and termination benefits described below, outstanding share-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal 2007 Year-End” above. The estimated value of accelerated vesting under the Company’s equity incentive plans is covered below under the description of these Named Executive Officers’ severance arrangements.

As described below, if the benefits payable to a Named Executive Officer in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment (a “gross-up payment”) to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. Based on this assumption, and as indicated in the chart below, had the Named Executive Officers terminated employment under their respective change in control agreements on December 31, 2007, the Company estimates that no gross-up payment would have been payable to the Named Executive Officers. The value of this acceleration of vesting would be higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction; however, the Company estimates that this increase in value would not have been significant enough to trigger a gross-up payment. For purposes other than calculating the Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

As indicated above, the Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Dr. Harari) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

Change of Control Benefits.  Upon a “Change of Control” (as defined in the change in control agreement) of the Company, for purposes of the Named Executive Officer’s vesting in then outstanding and unvested equity awards, the Named Executive Officer will be treated as having completed one additional year of vesting service as of the date of the Change of Control. The remaining unvested portions of the equity awards will continue to vest in accordance with their normal terms, but subject to the Named Executive Officer’s additional year of deemed vesting service. If a Change in Control of the Company had occurred on December 31, 2007, the Company estimates that the value of the one year acceleration of equity awards for each Named Executive Officer with a change in control agreement would have been as follows: Dr. Harari ($1,632,750), Ms. Bruner ($1,429,625), Mr. Mehrotra ($2,376,837), Dr. Thakur ($0) and Mr. Cedar ($656,750). The Company estimates that this acceleration of vesting by itself would not trigger excise taxes under Section 280G for any Named Executive Officer.

Severance Benefits — Termination of Employment in Connection with Change in Control.  In the event a Named Executive Officer’s employment is terminated by the Company (or a successor) without “Cause” (and not on account of the Named Executive Officer’s death or disability) or by the Named Executive Officer for “Good Reason” (as those terms are defined in the change in control agreement) within twelve months following a Change of Control of the Company, the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one (1) times (two (2) times for Dr. Harari) the sum of (A) the Named Executive Officer’s annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer’s target annual bonus for the year of termination; (ii) for a period of 24 months following the termination date, continuation of the same or equivalent life, health, disability, vision, dental and other insurance coverage for the Named Executive Officer and his or her spouse and eligible dependents as the Named Executive Officer was receiving immediately prior to the Change of Control; (iii) accelerated vesting of the Named Executive Officer’s equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for twelve months following the termination (subject to the maximum term of the option); (iv) for a period of twelve months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support); and (v) in the event that the Named Executive Officer’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on December 31, 2007 under circumstances described above.

		Estimated Total
	Estimated Total	Value of Health	Estimated Total	Estimated Value of	Estimated Total
	Value of Cash	Coverage	Value of Equity	Outplacement	Value of Excise Tax
	Payment	Continuation	Acceleration	Benefits	“Gross-Up”
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Dr. Eli Harari	3,816,000	23,100	3,580,625	50,000	—
Sanjay Mehrotra	994,500	32,500	5,033,150	50,000	—
Judy Bruner	832,500	32,500	2,329,114	50,000	—
Dr. Randhir Thakur	674,888	32,500	0	50,000	—
Yoram Cedar	674,888	32,500	1,155,656	50,000	—

CERTAIN TRANSACTIONS AND RELATIONSHIPS

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under the SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company’s shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company’s total annual revenue;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company’s legal department. The legal department determines whether a related person could have a significant interest in such a transaction, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Irwin Federman, the Company’s Vice Chairman of the Board of Directors, Lead Independent Director and a member of the Company’s Compensation and Audit Committees, is a general partner of U.S. Venture Partners, a venture capital firm. One of U.S. Venture Partners’ funds holds a 13% interest in Intermolecular, Inc, a privately held company. Mr. Federman also serves on Intermolecular’s board of directors. In August 2006, the Company entered into an agreement with Intermolecular pursuant to which Intermolecular agreed to provide research and development services to the Company. In 2006 and 2007, the Company paid Intermolecular $1.5 and $5.0 million, respectively, for services rendered. In light of the relationship between Mr. Federman and Intermolecular, Inc., the Audit Committee reviewed and approved the Company’s transactions with Intermolecular, Inc.

CERTAIN TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) authorizes the Company to provide indemnification of the Company’s Directors and officers, and the Company’s Restated Bylaws (the “Bylaws”) require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Certificate and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Eli Harari
Chairman of the Board, Director
and Chief Executive Officer

April 11, 2008

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SNDSK1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SANDISK CORPORATION The Board of Directors recommends a vote “FOR” the election of the Nominees listed below. A. Election of Directors For Against Nominees:
1a. Dr. Eli Harari 0 0 B. Issues
1b. Irwin Federman 0 0 The Board of Directors recommends a vote “FOR” the For Against Abstain following proposal.
2. To ratify the appointment of Ernst & Young LLP as the 1c. Steven J. Gomo 0 0 0 0 0 Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.
1d. Eddy W. Hartenstein 0 0 The Board of Directors recommends a vote “AGAINST” the following proposal.
1e. Catherine P. Lego 0 0 3. To consider a regarding majority 0 0 0 stockholder proposal voting for Directors of the Company. 1f. Michael E. Marks 0 0 C. Authorized Signatures — Sign Below — This section must be completed for your instructions to be executed.
1g. Dr. James D. Meindl 0 0 (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Please indicate if you meeting materials 0 0 Please indicate if you plan to attend this meeting. 0 0 wish to view electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only Yes No Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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SANDISK CORPORATION
Proxy — SanDisk Corporation
THIS PROXY IS SOLICITED ON BEHALF OF SANDISK CORPORATION’S BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008
Eli Harari and Judy Bruner, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution and resubstitution) to represent and to vote all shares of Common Stock of SanDisk Corporation (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held on May 28, 2008 at 8:00 a.m., local time, and at any adjournments or postponements thereof, as follows:
The Board of Directors recommends a vote FOR the election of Directors, FOR proposal 2 and AGAINST proposal 3. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR proposal 1, FOR proposal 2 and AGAINST proposal 3, and, at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. This proxy may be revoked at any time before it is voted.
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